PRESS RELEASE
Massey Energy Company
4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
Director, Investor Relations
October 25, 2007
(804) 788-1824

MASSEY ENERGY REPORTS SOLID THIRD QUARTER 2007 RESULTS,
ON PACE FOR RECORD YEAR

Third Quarter Highlights

•	Third quarter earnings of $0.27 per share on net income of $21.4 million
•	Produced coal revenue increased 13 percent to $521.9 million
•	Produced coal tons sold increased 10 percent
•	Average cash margin increased 10 percent
•	Metallurgical coal tons sold increased 23 percent
•	Industrial coal tons sold increased 20 percent

Richmond, Virginia, October 25, 2007 - Massey Energy Company (NYSE: MEE) today reported third quarter 2007 net income of $21.4 million or $0.27 per diluted share.  These results compare to the third quarter 2006 net income of $24.2 million or $0.30 per diluted share which included a $30 million pre-tax gain (or $0.24 per diluted share) on the sale of reserves.  The third quarter earnings were generated on produced coal revenue of $521.9 million which increased 13 percent compared to the same period last year as a result of higher total sales volume overall, and significantly higher sales of metallurgical and industrial coal.  EBITDA (see Note 2) in the third quarter of 2007 was $96.2 million compared to $104.2 million in the third quarter of 2006.

Earnings for the first nine months of 2007 were $1.10 per diluted share compared to $0.40 per diluted share in the first nine months of 2006.

Massey’s third quarter operating cash margin of $7.49 per ton represented an increase of 10 percent compared to the operating cash margin of $6.79 per ton reported in the third quarter of 2006.  The increase was driven largely by improved product mix.  Sales of metallurgical and industrial coal were particularly strong with a 23 percent and 20 percent increase in tons sold respectively compared to the third quarter of 2006.

“We are pleased with the solid results we were able to achieve in the quarter and in the first nine months of the year,” said Don Blankenship, Massey’s Chairman and Chief Executive Officer.  “Our cash costs remain among the lowest of all Central Appalachia coal producers and we continue to leverage the quality and diversity of our reserves to take advantage of new and increasing opportunities in the metallurgical coal market.  We are on pace to have a record year in terms of revenue, EBITDA and earnings per share.”

3rd Quarter Comparative Statistics
	3rd Qtr. 2007	2nd Qtr. 2007	3rd Qtr. 2006

Produced tons sold (millions)	10.3	10.0	9.4
Produced coal revenue ($ millions)	$521.9	$516.2	$462.4
Produced coal revenue per ton	$50.75	$51.40	$49.27
Average operating cash cost per ton	$43.26	$42.68	$42.48
EBITDA ($ millions)	$96.2	$120.3	$104.2

Massey’s average cash cost per ton was impacted during the quarter as a result of various legal settlements and indirect costs related to compliance with new safety regulations.

The Company’s third quarter 2007 income tax expense includes a tax benefit of $4.6 million for the release of a valuation allowance previously recorded against a deferred tax asset.  The valuation allowance was released after the completion of an IRS audit in which it was determined that a net operating loss could be realized by carrying back to a prior year.

Coal Market Overview

•
As of the end of September, stockpile levels at utilities served by Central Appalachian producers appear to be well above recent years’ averages despite a warmer than usual summer.  Massey expects Central Appalachian utility inventories to remain high through the end of the year and into next year due to existing coal purchase commitments by the utilities, switching to alternative coals, and other coal burn constraints.

•
Central Appalachian coal supply remains strong and has declined less than 5 percent year to date, according to the U.S. Energy Information Administation, despite the impact of regulatory changes to costs and volumes.  The Company expects regional production at competitors to correct downward in 2008 and 2009 as the financial condition of several producers forces mine closures.

•
World steel demand growth has continued to push prices higher for steel making raw materials, including high quality Central Appalachian metallurgical coal.  New metallurgical coal business is expected to close at prices more than $10 per ton higher than a year ago.

•
The export market has strengthened in particular, driven by continued economic growth in China, a weak US dollar, high vessel freight rates and infrastructure constraints on Australia coal shipments.  These conditions are allowing Eastern US coals to compete favorably in Europe and South America.

Guidance and Commitments

The Company projects 2007 produced coal shipments will be between 40.0 and 40.5 million tons, with average produced coal realization between $51.25 and $51.50 per ton.  Cash costs per produced ton for the full year 2007 are expected to be in line with the first nine months of 2007 actual results.  Other income is expected to be between $75 and $85 million.

“We have concluded purchasing agreements for much of our primary material and equipment needs for 2008 including tires, explosives, underground supplies and underground equipment,” Blankenship added.  “Several of the new agreements will result in lower prices in 2008 than in 2007.  This, in addition to the discontinuance of the longwall at Aracoma, more favorable surface mining ratios and the implementation of our expansion plans, as announced in a separate press release today, should lead to strong overall financial results going forward.”

Massey expects total shipments for 2008 to be in the range of 41.5 to 43.0 million tons at an average price of approximately $54 per ton (see Note 9).  Other income in 2008 is expected to be $50 to $100 million.

Massey reiterated its belief that 2008 metallurgical prices will be very strong for its unsold or unpriced 3.5 million tons of metallurgical coal. The Company’s steam and industrial coal production for 2008 is fully committed.

Based on current coal market conditions and the Company’s expansion plans, the Massey expects to ship between 44.0 and 46.0 million tons in 2009.  Priced sales commitments for 2009 currently total approximately 33.0 million tons.  Of the 11.0 to 13.0 million unsold or unpriced tons, 8.5 million tons are metallurgical coal.

Based on current coal market conditions, and the Company’s planned expansion, Massey expects to ship between 46.0 and 48.0 million tons in 2010.  Priced sales commitments for 2010 currently total 9.7 million tons.  Of the 36.3 to 37.3 million unsold or unpriced tons, more than 11.0 million tons are metallurgical coal.

Liquidity and Capital Resources

Massey ended the month of September 2007 with available liquidity of $450.7 million, an increase of $15.1 million over June 30, 2007 available liquidity.  Available liquidity at September 30, 2007 included $114.0 million available on its asset-based revolving credit facility and $336.7 million in cash. Total debt at September 30, 2007 was $1,104.4 million compared to $1,104.9 million at December 31, 2006.

During the third quarter, Massey repurchased 1,575,800 shares of its stock in the open market at an average price of $19.01 per share.  In total, $30 million was returned to shareholders through stock repurchase in the quarter.  Since the share repurchase plan was approved by the Board of Directors in November of 2005, Massey has repurchased 2.9 million shares representing approximately 3.5 percent of its outstanding shares.

Massey's total debt-to-book capitalization ratio improved to 59.1 percent at September 30, 2007 compared to 61.3 percent at December 31, 2006.  After deducting available cash of $336.7 million and restricted cash of $105.1 million, which supports letters of credit, net debt totaled $662.6 million. Total net debt-to-

book capitalization improved to 46.5 percent at September 30, 2007 compared to 52.2 percent at December 31, 2006.

Capital expenditures totaled $60.1 million in the third quarter of 2007 compared to $76.9 million in the third quarter of 2006 and $196.8 million in the first nine months of 2007 compared to $238.5 million in the first nine months of 2006.  The Company anticipates accelerating expansion projects during the fourth quarter of 2007 to increase production beginning in 2008 and beyond.  The accelerated expansion will likely increase the Company’s rate of capital spending beginning in the fourth quarter.  Capital expenditures for the full year 2007 are now projected to total $250 to $270 million.

Depreciation, depletion and amortization (DD&A) was $60.9 million in the third quarter of 2007 compared to $57.6 million in the third quarter of 2006. DD&A is expected to total between $240 and $245 million for the full year 2007.

Litigation Update

Subsequent to the third quarter, Massey resolved a legal dispute with Virginia Electric and Power Company.  Terms and conditions of the resolution were not disclosed.  The financial impact was included in the third quarter 2007 financial results.

Massey is continuing the process in the appeal of the jury decision and awarded damages in the Wheeling-Pittsburgh Steel lawsuit.  In order to preserve its appeal position, Massey posted an appeal bond with the court in the amount of $50 million on October 25, 2007.  The timing for an appeal hearing of the case by the West Virginia Supreme Court of Appeals or possible final resolution is uncertain.

Conference Call, Webcast and Replay

Members of the Company’s senior management will hold a conference call to discuss the third quarter results and operations on Friday morning, October 26, 2007, at 11:00 a.m. ET.  The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com.  A replay of the call will be available at the same site through November 26, 2007.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe”, “anticipate”, “expect”. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “will,” “project,” and similar statements that are subject to risks. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the

Company’s production capabilities; the Company’s plan and objectives for future operations and expansion or consolidation;  failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs;  the Company’s ability to timely obtain necessary supplies and equipment;  the Company’s ability to attract, train and retain a skilled workforce; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey's public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006, which was filed on March 1, 2007 and subsequently filed interim reports.  Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free).  Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact the Company via its website at www.masseyenergyco.com.

###

MASSEY ENERGY COMPANY
CONSOLIDATED FINANCIAL RESULTS - UNAUDITED
(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the nine months ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Revenues
Produced coal revenue	$521.9	$462.4	$1,557.8	$1,430.5
Freight and handling revenue	38.4	36.1	122.1	115.5
Purchased coal revenue	25.9	16.4	82.5	56.2
Other revenue	17.2	41.0	66.2	69.3
Total revenues	603.4	555.9	1,828.6	1,671.5

Costs and expenses
Cost of produced coal revenue	432.4	393.6	1,243.9	1,202.5
Freight and handling costs	38.4	36.1	122.1	115.5
Cost of purchased coal revenue	22.1	15.5	71.5	49.9
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	60.1	56.6	180.9	169.0
Selling, general and administrative	0.8	1.0	2.4	2.6
Selling, general and administrative	12.5	5.2	50.8	35.9
Other expense	1.8	1.3	6.0	4.9
Total costs and expenses	568.1	509.3	1,677.6	1,580.3

Income before interest and taxes	35.3	46.6	151.0	91.2
Interest income	6.6	5.0	18.8	15.2
Interest expense	(21.4)	(21.4)	(64.5)	(64.7)

Income before taxes	20.5	30.2	105.3	41.7
Income tax benefit (expense)	0.9	(6.0)	(16.3)	(8.1)

Income before cumulative effect of accounting change	21.4	24.2	89.0	33.6
Cumulative effect of accounting change, net of tax	-	-	-	(0.6)

Net income	$21.4	$24.2	$89.0	$33.0

Income per share - basic:
Income before cumulative effect of accounting change	$0.27	$0.30	$1.11	$0.42
Cumulative effect of accounting change	-	-	-	(0.01)

Net income	$0.27	$0.30	$1.11	$0.41

Income per share - diluted:
Income before cumulative effect of accounting change	$0.27	0.30	$1.10	$0.41
Cumulative effect of accounting change	-	-	-	(0.01)

Net income	$0.27	$0.30	$1.10	$0.40

Shares used to calculate income per share
Basic	80.0	80.3	80.4	81.0
Diluted	80.5	81.1	80.9	81.6

EBIT	$35.3	$46.6	$151.0	$91.2
EBITDA	$96.2	$104.2	$334.3	$262.8

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Produced tons sold:
Utility	7.2	6.9	20.9	21.4
Metallurgical	2.0	1.6	6.5	5.7
Industrial	1.1	0.9	2.9	2.6
Total produced tons sold	10.3	9.4	30.3	29.7

Total tons produced	9.6	9.1	30.3	29.5

Produced coal revenue per ton sold
Utility	$45.27	$43.06	$45.04	$42.31
Metallurgical	$71.19	$73.53	$72.40	$67.70
Industrial	$49.58	$52.90	$50.95	$53.86
Produced coal revenue per ton sold	$50.75	$49.27	$51.46	$48.14

Average cash cost per ton	$43.26	$42.48	$42.77	$41.68

Capital expenditures	$60.1	$76.9	$196.8	$238.5
Number of employees	5,332	5,405	5,332	5,405

	September 30,	December 31,
	2007	2006
ASSETS

Cash and cash equivalents	$336.7	$239.2
Trade and other accounts receivable	205.2	197.1
Inventories	186.7	191.1
Other current assets	155.9	172.3
Net property, plant and equipment	1,796.4	1,776.8
Other noncurrent assets	164.2	164.2

Total assets	$2,845.1	$2,740.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	$1.8	$2.6
Other current liabilities	389.1	352.0
Long-term debt	1,102.6	1,102.3
Other noncurrent liabilities	588.8	586.5
Total liabilities	2,082.3	2,043.4

Total stockholders' equity	762.8	697.3

Total liabilities and stockholders' equity	$2,845.1	$2,740.7

Note 1:  The number of shares used to calculate basic income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods.  The number of shares used to calculate diluted income per share is based on the number of shares used to calculate basic income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey Energy employees and directors each period and debt securities convertible into common stock.  In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted income per common share in the nine months ended September 30, 2006 as such inclusion would result in antidilution.

Note 2:  "EBIT" is defined as Income before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles.  "EBITDA" is defined as EBIT before deducting Depreciation, depletion, and amortization.  Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's operating performance before debt expense and as a measure of its cash flow.  EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with generally accepted accounting principles.  In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the generally accepted accounting principle measure of Income before interest and taxes to EBITDA.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Income before interest and taxes	$35.3	$46.6	$151.0	$91.2
Depreciation, depletion and amortization	60.9	57.6	183.3	171.6
EBITDA	$96.2	$104.2	$334.3	$262.8

Note 3:  "Average cash cost per ton" is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold.  Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's control over its cash costs.  Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance calculated in accordance with generally accepted accounting principles.  In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the generally accepted accounting principle measure of Total costs and expenses to Average cash cost per ton.

	Three months ended September 30,				Nine months ended September 30,
	2007		2006		2007		2006
	$	per ton	$	per ton	$	per ton	$	per ton
Total costs and expenses	$568.1		$509.3		$1,677.6		$1,580.3
Less: Freight and handling costs	38.4		36.1		122.1		115.5
Less: Cost of purchased coal revenue	22.1		15.5		71.5		49.9
Less: Depreciation, depletion and amortization	60.9		57.6		183.3		171.6
Less: Other expense	1.8		1.3		6.0		4.9
Average cash cost	$444.9	$43.26	$398.8	$42.48	$1,294.7	$42.77	$1,238.4	$41.68

Note 4:  The Company's debt is comprised of the following:

	September 30,	December 31,
	2007	2006
6.785% senior notes due 2013, net of discount	$755.3	$754.8
6.625% senior notes due 2010	335.0	335.0
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	0.7	0.7
Capital lease obligations	9.2	11.3
Fair value hedge adjustment	(5.4)	(6.5)
Total debt	1,104.4	1,104.9
Less: short-term debt	1.8	2.6
Total long-term debt	$1,102.6	$1,102.3

Note 5:  "Net debt" is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets.  Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it provides a clearer comparison of the Company's debt position from period to period.  Net debt should not be considered in isolation or as a substitute for measures of performance calculated in accordance with generally accepted accounting principles.  The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	September 30,	December 31,
	2007	2006
Long-term debt	$1,102.6	$1,102.3
Plus: Short-term debt	1.8	2.6
Less: Cash and cash equivalents	336.7	239.2
Less: Restricted cash	105.1	105.1
Net debt	$662.6	$760.6

Note 6:  The "Total debt-to-book capitalization" ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders' equity. The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 5) divided by the sum of Net debt and Total stockholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	September 30,	December 31,
	2007	2006
Long-term debt	$1,102.6	$1,102.3
Plus: Short-term debt	1.8	2.6
Total debt (numerator)	1,104.4	1,104.9

Plus: Total stockholders' equity	762.8	697.3
Book capitalization (denominator)	$1,867.2	$1,802.2

Total debt-to-book capitalization ratio	59.1%	61.3%

Net debt (from Note 5) (numerator)	$662.6	$760.6
Plus: Total stockholders' equity	762.8	697.3
Adjusted book capitalization (denominator)	$1,425.4	$1,457.9

Total net debt-to-book capitalization ratio	46.5%	52.2%

Note 7:  "Operating cash margin per ton" is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 3).  Although Operating cash margin per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's profitability from produced tons sold.  Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance calculated in accordance with generally accepted accounting principles.  In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the generally accepted accounting principle measure of Produced coal revenue to Operating cash margin per ton.

	Three months ended
	September 30, 2007		September 30, 2006
	$	per ton	$	per ton
Produced coal revenue	$521.9	$50.75	$462.4	$49.27
Less: Average cash cost (from Note 3)	444.9	43.26	398.8	42.48
Operating cash margin	$77.0	$7.49	$63.6	$6.79

Note 8:  Other income is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to investors in evaluating the Company because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Other revenue to Other income.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Other revenue	$17.2	$41.0	$66.2	$69.3
Plus: Purchased coal revenue	25.9	16.4	82.5	56.2
Less: Cost of purchased coal revenue	22.1	15.5	71.5	49.9
Less: Other expense	1.8	1.3	6.0	4.9
Other income	$19.2	$40.6	$71.2	$70.7

Note 9: Priced sales commitments include coal committed under certain forward sales contracts that contain price adjustment clauses allowing limited price adjustments within an established range or band (collared prices) based on market prices or indices related to production costs.  Price changes made pursuant to these adjustment clauses may cause our estimates for total average price per ton to change in future periods.